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                      May 26, 2023

       Jack A. Fusco
       Chief Executive Officer
       Cheniere Energy, Inc.
       700 Milam Street, Suite 1900
       Houston, Texas 77002

                                                        Re: Cheniere Energy,
Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2022
                                                            Filed February 23,
2023
                                                            File No. 001-16383

       Dear Jack A. Fusco:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation